Exhibit 3.1
CERTIFICATE OF SIXITH AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BIOSIG TECHNOLOGIES, INC.

BioSig Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of the Corporation is BioSig Technologies, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011.

THIRD:  That the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) was filed with the Secretary of State of the State of Delaware on February 6, 2013.

FOURTH:  Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Charter and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

FIFTH:  That the text of the Charter is hereby amended by deleting subsection (A) of ARTICLE IV in its entirety and inserting the following in lieu thereof:

“ A.          The aggregate number of shares of capital stock that the Corporation will have authority to issue is two hundred and one million (201,000,000), of which two hundred million (200,000,000) will be shares of common stock, $0.001 par value per share (the “Common Stock”), and one million (1,000,000) of which will be shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).  Exhibit A hereto, incorporated herein by reference, sets forth the designation, number of shares, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor, of the Series A Preferred Stock, a series of the Preferred Stock.  Exhibit B hereto, incorporated herein by reference, sets forth the designation, number of shares, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor of the Series B Preferred Stock, a series of the Preferred Stock.  Exhibit C hereto, incorporated herein by reference, sets forth the designation, number of shares, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor of the Series C Preferred Stock, a series of the Preferred Stock.”

SIXTH: Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

SEVENTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 18th day of November, 2016.

BIOSIG TECHNOLOGIES, INC.

By:   /s/ Gregory D. Cash
Gregory D. Cash
Chief Executive Officer